UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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       Preliminary Proxy Statement

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       Definitive Proxy Statement

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       Soliciting Material Pursuant to § 240.14a-12

Hess Corporation
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HESS CORPORATION

News Release

HESS COMMENTS ON ISS REPORT

ISS BETRAYS OWN PRINCIPLES; FLAWED ANALYSIS IGNORES KEY FACTS AND HESS’ SLATE OF ALL NEW, WORLD-CLASS INDEPENDENT DIRECTORS

EGAN JONES RECOMMENDS HESS SHAREHOLDERS SUPPORT ALL OF HESS’ NEW, INDEPENDENT DIRECTOR NOMINEES

HESS URGES SHAREHOLDERS TO PROTECT VALUE OF INVESTMENT, VOTE FOR ITS HIGHLY QUALIFIED DIRECTORS ON THE WHITE PROXY CARD

NEW YORK — May 3, 2013 — Hess Corporation (NYSE: HES) today commented on the report issued by Institutional Shareholder Services Inc. (“ISS”).  ISS's flawed analysis does not reflect the fact that Hess has nominated five all new independent director nominees to oversee the continued execution of a market-endorsed transformation plan and disregards the highly problematic compensation scheme put in place for Elliott Management’s dissident nominees.  Hess notes that Egan Jones, a competing proxy advisory firm, yesterday issued a report in support of ALL of Hess’ director nominees and believes that shareholders who conduct their own thoughtful analysis will arrive at the same conclusion. Hess continues to urge shareholders to vote on the WHITE proxy card FOR all of its new, highly qualified, independent director nominees at the Company's 2013 Annual Shareholders Meeting, which will be held on May 16, 2013.

The Company said, “ISS has betrayed its own principles. We have exceeded ISS’s burden of proof on all counts – the economic superiority of our transformation plan and the suitability of a world-class slate of new, independent nominees to oversee the execution of that plan.  It is troubling that ISS would suggest that shareholders support dissident candidates who are beholden to a new, four percent shareholder that has offered no constructive ideas for change at Hess. We are executing well against our multiyear transformation to a pure play E&P company, a plan that has received overwhelming support from our shareholders and independent Wall Street analysts.  Our five new director nominees are committed to creating sustainable long term value for all Hess shareholders and are the clear choice for those who want truly independent, experienced new directors who will represent their interests.

“The ISS report is in keeping with an institutional bias toward dissident slates, recommending for the dissident on approximately 75 percent of proxy contests.  In this case, it is especially troubling that it has reflexively supported dissident directors who are neither independent nor incentivized to act in the best long-term interests of all Hess shareholders.  Only in the world of ISS could director nominees’ evaluation of a plan, which has been endorsed by a majority of shareholders and independent research analysts, be construed as a negative.  It is disturbing precedent that ISS would deem it unfit for a nominee to conduct due diligence on a company’s strategy and business prior to joining the board.  However, when a dissident slate tethers itself to a flawed breakup plan by agreeing to a compensation scheme that would guarantee their enrichment, while destroying long term value for all Hess shareholders, ISS views that to be a positive. Astoundingly, this illogic is a key predicate to their conclusion.  At a time that we are delivering real value, blindly following ISS’s recommendations introduces an irresponsible level of risk for Hess shareholders. Electing Elliott’s nominees would jeopardize the ongoing success of our transformation plan by creating a strategically misaligned board which includes dissident nominees who are directly compensated to pursue Elliott’s short-term agenda.

“ISS owes a duty to its clients – a duty that is based on cogent, clear-eyed analysis of issues critical to the value of their clients’ investments.  This recommendation represents a breach of that duty:

•         it lacks any critical analysis of the dissident nominees;

•         disregards easily verifiable facts that would refute their analysis, such as our recent performance in the Bakken; and,

•         fails to articulate a basis to conclude that the non-incumbent and non-conflicted Hess slate is anything but superior to a conflicted, dissident slate that, in many of its own words, has already prejudged outcomes at Hess.

We urge institutional investors, who have fiduciary duties to their own clients, to do their own analysis and come to their own conclusions, particularly in light of ISS’s flawed and shoddy analysis.”

Hess notes that Egan Jones, an independent proxy advisory firm, has recommended that Hess shareholders vote for ALL of the Company’s director nominees on the WHITE proxy card:

Based on our review of publicly available information, we believe that voting FOR the management’s nominees and voting FOR its other proposals is in the best interest of the Company and its shareholders. In arriving at that conclusion, we have considered the following factors:

1. The belief that the dissidents have not offered a persuasive, comprehensive, strategic plan compared what the Company is executing that will maximize shareholder value. We strongly believe that the management and the Board has clearly demonstrated and executed its plans of transformation for the Company. As stated in the Company’s public disclosure, Hess continues to significantly cut capital expenditures and exploration spending, while driving production growth and maintaining a focused exploration program. Moreover, Hess has been implementing a successful asset divestiture program that has enabled it to deliver higher growth, lower risk E&P assets.

2. We are not convinced that the dissidents’ nominees would work to the benefit of the shareholders, given their level of industry expertise and public company experience, and particularly if receiving compensation from Elliott if elected. The latter would clearly demonstrate a potential conflict of interest, affecting their independence and judgment, in our view.

3. The fact that the solicitation being made by the dissidents could disrupt the ongoing efforts of the management toward the implementation of the strategic plan.

The Company added, “Hess has nominated a slate of all new, independent director nominees. These directors would be assets to any boardroom across corporate America and are ideally suited to be directors at Hess. They have impeccable credentials, are the right team to objectively oversee the execution of Hess’ market-endorsed transformation plan, and are not beholden to a single shareholder. We urge Hess shareholders to vote for all of our new, independent, highly qualified director nominees who will continue our transformation into a pure play E&P company that will drive increased returns for all Hess shareholders.”

Hess also notes that ISS withheld judgment on the Elliott nominees’ unusual contingent bonus scheme that incentivizes them to pursue Elliott’s short-term goals. Leading independent corporate governance experts have raised serious concerns about this compensation scheme, stating that it undermines the independence of Elliott’s nominees and compromises their ability to act as fiduciaries for all Hess shareholders.  These experts have called for proxy advisory firms such as ISS to develop more comprehensive policies regarding such schemes, especially in light of the risks that it introduces to a target company and its shareholders, including creating strategic misalignment on the Board.

[Activists] are also enjoying a higher rate of success […] The reason is probably the support that activists have received from the principal proxy advisors: Institutional Shareholder Services (“ISS”) and Glass Lewis & Company […] Clearly, both [ISS and Glass Lewis] should develop and articulate their policies regarding bonuses.

-         John C. Coffee, Adolf A. Berle Professor of Law at Columbia University School of Law
“Are shareholder bonuses incentives or bribes?” Reuters, April 25 2013

If this nonsense is not illegal, it ought to be.

-       Stephen M. Bainbridge, William D. Warren Distinguished Professor of Law, UCLA School of Law, April 8, 2013

The Company concluded, “Each of the nominees put forward by Elliott has already compromised his independence by agreeing to an unusual contingent bonus scheme that incentivizes him to pursue Elliott’s short-term goals.  In its silence on the matter, ISS has essentially endorsed a scheme that leading corporate governance experts have called ‘the dark side’ of activism. This sets a disturbing precedent not just for Hess, but for all companies that now risk being destabilized by the kind of short-termism driving hedge funds such as Elliott. We would caution our shareholders against disrupting our progress by voting for conflicted dissident directors whose decisions are motivated by the direct and substantial compensation they would receive from a single shareholder.”

All shareholders of record as of April 8, 2013 are entitled to vote at the 2013 Annual Shareholders Meeting.  Hess encourages all shareholders to carefully review its definitive proxy filing and other materials and vote only their WHITE proxy card.  For more information about Hess’ 2013 Annual Shareholders Meeting, please visit www.transforminghess.com.

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’ 2013 Annual Meeting. Hess has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’ website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, by calling Hess’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at hess@mackenziepartners.com.

SOURCE:  Hess Corporation

Investor Contact:

Jay Wilson, (212) 536-8940

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Dan Burch/Bob Marese

MacKenzie Partners, Inc.

(212) 929-5500

Media Contacts:

Jon Pepper, (212) 536-8550

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Michael Henson/Patrick Scanlan

Sard Verbinnen & Co

(212) 687-8080